CPI AEROSTRUCTURES, INC. 8-K

Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

by and between

CPI AEROSTRUCTURES, INC., as borrower,

the Guarantors party hereto,

and

WESTERN ALLIANCE BANK, as Bank

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 12, 2025 (the “Closing Date”), by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and CPI Aerostructures, Inc., a New York corporation (“Borrower”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.  Definitions and Construction.

1.1  Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Loan Party, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Loan Party and a Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under this Agreement (including, but not limited to, all Revolving Advances and the Term Loan).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, as to a Person, any Law applicable to or binding on such Person or any of its assets or to which such Person or any of its assets is subject.

“Applicable Margin” means for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Funded Leverage Ratio):

Level	Funded Leverage Ratio	Spread
I	Less than or equal to 3.00 to 1.00	2.50%
II	Greater than 3.00	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Funded Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.3; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level II shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the initial Applicable Margin shall be set forth in Level I until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.3 for the fiscal quarter ending December 31, 2025. Any adjustment in the Applicable Margin shall be applicable to all Advances then existing or subsequently made or issued.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank Expenses” means all reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred by Bank in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, including any amendments thereto; reasonable fees in connection with any inspections performed pursuant to Section 4.3; and Bank’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Benchmark Replacement” has the meaning set forth in Section 2.7(a).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes, such as changes to the definition of “Business Day,” or timing and frequency of determining rates and making payments of interest, that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Borrower’s Books” means all of a Loan Party’s books and records including: ledgers; records concerning a Loan Party’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrower Account” has the meaning set forth in Section 2.4(b).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person. For the avoidance of doubt and in accordance with Section 1.2, for purposes of this Agreement and the other Loan Documents, the determination of whether a lease is required to be classified and accounted for as a capital lease on the balance sheet of any Person shall be made by reference to GAAP prior to the adoption of ASC 842 and any change in GAAP that results in any lease which is, or would be, classified as an operating lease under GAAP prior to the adoption of ASC 842 being classified as a capital lease under revised GAAP shall be disregarded for purposes of compliance with the Financial Covenant (and any related definitions) and negative covenants (including but not limited to basket amounts and ratios), but not any covenants or obligations in respect of the preparation or provisions of financial statements hereunder, regardless of whether such lease is entered into before or after the effective date of any such change to GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by Bank or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000.00; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition; (d) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.00.

“Cash Management Services” has the meaning set forth in Section 2.1(c) of this Agreement.

“Cash Management Transactions” means any Cash Management Service provided by Bank, other than corporate card services.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral, in each case, in form and substance reasonably satisfactory to Bank in its Permitted Discretion.

“Collection Account” means a deposit account maintained by each Loan Party with Bank into which all Collections are to be deposited.

“Collections” means all payments from or on behalf of a Customer with respect to Accounts.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit D hereto to be signed by a Responsible Officer of Borrower.

“Consolidated EBITDA” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to:

(a)  Consolidated Net Income for such period; plus

(b)  to the extent deducted in determining and not already added back in calculating such Consolidated Net Income, the sum (without duplication) of:

(i)  Consolidated Interest Charges for such period; plus

(ii)  the provision for federal, state, local and foreign income Taxes payable by the Consolidated Group for such period; plus

(iii) the amount of depreciation and amortization expense for such period; plus

(iv) all non-cash charges, expenses (e.g., workers’ compensation expenses and non-cash stock compensation actually paid during such period) or losses (including non-cash rent expense and amortization of any prepaid cash item that was paid in a prior period); provided that, if any such non-cash charge represents an accrual or reserve for a potential cash item in a future period and is added back, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA for such future period to such extent, in each case solely to the extent approved by Bank in writing;

(v) extraordinary or non-recurring losses incurred during such period approved by Bank in its Permitted Discretion (including, but not limited to, expenses associated with closing the loan), provided that that the aggregate amount of any addbacks pursuant to this clause (v) shall not exceed 15% of EBITDA, measured after giving effect to such add-back; plus

(vi) a one time add-back in the amount of $4,500,000 in respect of the write-off resulting from the termination of Boeing’s A-10 program that occurred during the first and second fiscal quarters of 2025; minus

(c)  any extraordinary gains or income as determined by Bank in its Permitted Discretion.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of, without duplication, (a) the cash portion of Consolidated Interest Charges for such period, plus (b) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended minus the sum (without duplication) of (i) the greater of (x) unfinanced maintenance Capital Expenditures made in such period and (y) $1,200,000, (ii) Taxes paid in cash for such period, (iii) any management fees paid in cash in such period, and (iv) any other Restricted Payments paid during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means Borrower and its Subsidiaries.

“Consolidated Interest Charges” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Swap Transactions in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, and all amounts owed in respect of interest or fees owing under this Agreement, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, (b) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or Law applicable to such Subsidiary and (c) the income (or deficit) of any Subsidiary of Borrower that is not a Loan Party.

“Consolidated Scheduled Funded Debt Payments” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP. For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and Sale and Leaseback Transactions, and (c) shall not include any voluntary or mandatory prepayments made pursuant to this Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, use of the Cash Management Services or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Customer” means any Person who purchases goods or services from a Loan Party.

“Daily Balance” means, as of any date of determination with respect to any Obligation(s), the amount of such Obligation(s) owed at the end of a given day.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or becomes mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of all commitments of the Bank to make Advances under this Agreement and Letters of Credit, (ii) becomes redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, (iii) provides for mandatory scheduled payments of dividends in cash or (iv) becomes convertible into or exchangeable for indebtedness for borrowed money or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is one hundred eighty (180) calendar days after the Maturity Date at the time of issuance.

“dollars”, “Dollars”, “$” or “USD” means United States dollars.

“EPA” means the Environmental Protection Agency, or any successor agency thereto, whether acting through a local, state, federal or other office.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Loan Party has any interest.

“Equity Interests” means, as to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Taxes” means, with respect to any Lender or other recipient of any payment to be made by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document: (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any U.S. federal withholding Taxes that are imposed on amounts payable to or for its account; (c) any U.S. federal backup withholding Taxes, and (d) Taxes imposed due to FATCA.

“Existing Accounts” means all deposit accounts of a Loan Party into which Collections are paid where such accounts are not maintained with Bank.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any agreements or arrangements entered into between the United States or the United States Treasury Department and a foreign government or one or more agencies thereof (and any fiscal or regulatory legislation, rules or practices adopted pursuant thereto) to implement or facilitate the implementation of any of the foregoing.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Contract” means (1) an agreement which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, and other similar agreement (including any option to enter into any of the foregoing); (2) any combination of the foregoing; or (3) a master agreement for any of the foregoing, in each case, together with all amendments and supplements.

“Fiscal Year” means the fiscal year of Borrower ending on each December 31st.

“Floor” means 0% per annum.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Funded Debt” means all Funded Indebtedness of the Consolidated Group which is not Subordinated Debt.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)  all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  all purchase money indebtedness;

(c)  the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)  the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)  all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)  Attributable Indebtedness in respect of Capital Leases;

(g)  all preferred stock or other Disqualified Capital Stock providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(h)  all indebtedness of the types specified in clauses (a) through (g) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i)  all guarantees with respect to indebtedness of the types specified in clauses (a) through (h) above of another Person.

“Funded Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt to (b) Consolidated EBITDA for the Test Period most recently ended.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means individually and collectively, jointly and severally, each Person who executes a Guaranty, which as of the Closing Date, is each existing direct and indirect Subsidiary of the Borrower.

“Guaranty” means, individually and collectively, each guaranty of even date herewith executed by any Guarantor in favor of Bank, as such agreement may be amended, modified, restated, renewed and supplemented from time to time.

“Guaranty Documents” is defined in Section 8.10 hereof.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business that are not more than ninety (90) days past due), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) any Swap Indebtedness (including, without limitation, all assessments, losses, fees and costs of any kind or nature incurred by Bank under any and all Swap Transaction Documents and which arise, directly or indirectly, as a result of Borrower’s prepayment of the principal amount of the Obligations in whole or in part, whether voluntary or involuntary).

“Indemnified Taxes” means Taxes imposed on or with respect to any payment by or on account of any Obligation of Borrower hereunder or under any other Loan Document, other than (a) Excluded Taxes and (b) Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of each Loan Party’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which a Loan Party has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including Stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Law” means any law (statutory or common), constitution, treaty, ordinance, rule, regulation, order, guideline, injunction, writ, decree, award, policy, or other legal requirement or determination of an arbitrator or Governmental Authority with jurisdiction.

“Lender” means Bank and its permitted successors and assigns.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(d)(i) hereof.

“Letter of Credit Sublimit” means $0.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by any Loan Party in favor of Bank, the Guaranty, any other subordination agreement, any pledge agreement, any Collateral Access Agreement, any deposit account control agreement, and any other agreement entered into in connection with this Agreement, all as amended , restated, amended and restated, extended or otherwise modified from time to time.

“Loan Parties” or “Loan Party” means Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Material Lease” has the meaning set forth in Section 8.11.

“Maturity Date” means December 12, 2030.

“Negotiable Collateral” means all letters of credit of which a Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Loan Party pursuant to this Agreement or any other Loan Document, and Cash Management Services, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Loan Party to others that Bank has obtained by assignment or otherwise.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising solely from (and would not have existed but for) Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise in respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” means, as of any date of determination, the amount by which (a) the sum of the Revolving Advances outstanding and the aggregate amounts outstanding under the Letter of Credit Sublimit, exceeds (b) the Revolving Line.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document.

“Permitted Discretion” means a determination made by Bank in the exercise of its reasonable (from the perspective of a senior secured lender) business judgment.

“Permitted Indebtedness” means:

(a)  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)  Indebtedness existing on the Closing Date and disclosed in the Schedule of Exceptions and any refinancings, refundings, renewals or extensions thereof (which with respect to any Indebtedness relating to the sale of any receivables, solely relate to the same Customer as of the Closing Date); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by the amount of any reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension and accrued and unpaid interest;

(c)  Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $500,000 in the aggregate at any given time; and

(d)  unsecured intercompany Indebtedness owing from one Loan Party to another Loan Party;

(e)  Subordinated Debt;

(f)  Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g)  Indebtedness representing deferred compensation to employees in the ordinary course of business; and

(h)  Indebtedness in respect of (i) bank overdrafts or returned items, (ii) netting services, (iii) automatic clearinghouse arrangements, (iv) employee credit card programs provided by Bank, (v) drafts payable for payroll, (vi) appeal or surety bonds and (vii) other cash management and similar arrangements incurred, in each case, in the ordinary course of business.

“Permitted Investments” means:

(a)  Investments existing on the Closing Date disclosed in the Schedule of Exceptions, and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Investment is not increased at the time of such refinancing, refunding, renewal or extension;

(b)  advances to officers, directors and employees of the Loan Parties in an aggregate amount not exceeding $100,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes;

(c)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Customers to the extent reasonably necessary in order to prevent or limit loss;

(d)  unsecured intercompany loans owing from one Loan Party to another Loan Party;

(e)  Investments consisting of cash or Cash Equivalents;

(f)  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(g)  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers; and

(h)  Investments consisting of deposit accounts, securities accounts and money market accounts.

“Permitted Liens” means the following:

(a)  any Liens existing on the Closing Date and disclosed in the Schedule of Exceptions or arising under this Agreement or the other Loan Documents;

(b)  Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, for which sufficient reserves are maintained on the a Loan Party’s books in accordance with GAAP;

(c)  Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or obligations arising under any capital lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)  Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above (which with respect to any Liens relating to the sale of any receivables, solely relate to the same Customer as of the Closing Date), provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and any after-acquired property that is incorporated into the property covered by such Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase except as provided in clause (b) of the defined term “Permitted Indebtedness”;

(e)  Liens securing judgments for the payment of money not constituting an Event of Default hereunder;

(f)  any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses not prohibited by this Agreement that are entered into in the ordinary course of business, provided that no such Lien attaches to any Account;

(g)  Liens of landlords, carriers, warehousemen, mechanics, materialmen, suppliers, service providers and bailees and other similar Liens, in each case, imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not yet overdue for a period of more than 30 days or, if overdue for more than 30 days, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(h)  Liens arising by statute and pledges and deposits, in each case, in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligation, statutory obligations or other similar charges (other than Liens arising under ERISA), other cash deposits required to be made in the ordinary course of business, and pledges and deposits to secure reimbursement or indemnification obligations of insurance carriers in the ordinary course of business;

(i)  leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(j)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property or minor title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(k)  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)  Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before they become due; and

(n)  deposits as security for contested taxes or contested import or customs duties.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prohibited Transaction” means a non-exempt prohibited transaction (within the meaning of Section 4975(c)(1) of the IRC or Section 406(a) of ERISA) with respect to a plan subject to Title IV of ERISA.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Restricted Payments” means any (x) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof) or (y) any payment in respect of any Subordinated Debt.

“Revolving Advance” has the meaning set forth in Section 2.1(a)(i).

“Revolving Advance Request Form” means a request by Borrower for an Advance in substantially the form of Exhibit B-1 hereto.

“Revolving Facility” means the facility under which Bank has agreed to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Ten Million Dollars $10,000,000.00.

“Rights Plan” means any customary shareholder rights plan approved by the Board of Directors of Borrower providing for the distribution to stockholders of rights to acquire preferred or common Equity Interests upon the occurrence of certain stock ownership or triggering events.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by the U.S. Department of State, OFAC, or other relevant sanctions authority.

“Sanctioned Person” means a Person named on the OFAC-maintained list of “Specially Designated Nationals” (as defined by OFAC) or a Person otherwise subject to or the target of any Sanctions.

“Sanctions” means the country or list based economic and trade sanctions administered and enforced by OFAC, the U.S. Department of State or other relevant sanctions authority.

“Schedule of Exceptions” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the Stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary of the Borrower.

“Swap” and/or “Swap Transaction” shall mean one or more agreements between Borrower and Bank with respect to any interest rate swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk of value.

“Swap Indebtedness” as used herein means indebtedness, liabilities, fees, costs, assessments, or obligations, now existing or hereafter arising, due or to become due, absolute or contingent, of Borrower to Bank under any Swap Transaction, Swap Transaction Document, or Financial Contract.

“Swap Transaction Documents” shall mean: any and all documents related to any Swap Transaction by and between Borrower and Bank, including but not be limited to the following: 2002 Multicurrency-Cross Border version of the ISDA Master Agreement, the Schedule to the ISDA Master Agreement, any Credit Support Annexes, any Swap Trade Confirmation, Risk Disclosure Statement, Eligible Contract Participant Verification Form, Financial Contracts, and all such other related documents as Bank may require. All such Swap Transaction Documents shall be in form and content, and include such terms and conditions, as required by Bank and/or its legal counsel.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.1(b)(i).

“Term Loan Amount” means Ten Million Dollars ($10,000,000).

“Term Loan Request” has the meaning set forth in Section 2.1(b)(iii).

“Term SOFR Rate” means the 1-month Term SOFR Reference Rate (“Term SOFR”) which is published for loans in United States Dollars by CME Group Benchmark Administration Limited and is obtained by Bank from Bloomberg Financial Services Systems with the code TSFR1M (or, if no longer available, any similar or successor publication selected by Bank). The Term SOFR Rate shall initially be determined on the date that is two U.S. Government Securities Business Days immediately before the Closing Date and shall thereafter be adjusted monthly on the first day of each calendar month to be the Term SOFR determined by Bank to be in effect on the date that is two U.S. Government Securities Business Days prior to the first day of each calendar month.

“Term SOFR Reference Rate” shall mean a forward-looking term interest rate based on SOFR.

“Test Period” means, as of any date of determination, the period of twelve consecutive months most recently ended for which financial statements have been or required to have been delivered in accordance with Section 6.3(a).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Loan Party connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 hereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10(e).

“Withholding Agent” means Borrower.

1.2  Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, including, without limitation the classification of leases, except as otherwise specifically prescribed herein in the definition of Capital Lease. When used herein, the term “financial statements” shall include the notes and schedules thereto, if any.

1.3  References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including this Agreement and each of the other Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any applicable law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

1.4  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight saving or standard, as applicable).

1.5  Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation in this Agreement or any other Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

2.  Loan and Terms Of Payment.

2.1  Credit Extensions.

Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)  Revolving Advances.

(i)  Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Bank shall, so long as each condition precedent in Section 3.1 and 3.2 are satisfied or waived, make, advances (each a “Revolving Advance” and collectively, the “Revolving Advances”) in an aggregate outstanding amount not to exceed the Revolving Line, minus, the aggregate amounts outstanding with respect to Cash Management Transactions. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Maturity Date. Unless repayment shall be sooner required in accordance with the terms hereof, all Advances shall be immediately due and payable upon the Maturity Date. Subject to Section 2.5, Borrower may prepay any Advances without penalty or premium. The proceeds of each Revolving Advance shall be used as working capital support for general corporate purposes.

(ii)  Prepayment of the principal amount of the Revolving Advances, in whole or in part, whether voluntary or involuntary, will be subject to payment by Borrower to Bank of all assessments, losses, fees and costs of any kind or nature incurred by Bank under any and all Swap Transaction Documents, which arise, directly or indirectly, as a result of such prepayment. Moreover, at no time during the term of the Revolving Advances may the then principal balance of the Revolving Advances be less than the then remaining notional amount of the Swap, and any prepayment of the Revolving Advances below the notional amount will require an equivalent reduction in the notional amount under the Swap Transaction Documents. This prepayment provision is only applicable if Borrower and Bank have entered into a Swap Transaction.

(iii)  Whenever Borrower desires an Revolving Advance, Borrower will provide irrevocable notice to Bank (and if in writing, in the form of the Revolving Advance Request Form) which may be delivered by telephone request or written request (or such other means as may be agreed upon by the Bank in its sole discretion). Each such notice must be received by Bank not later than 11:00 a.m. Pacific time two (2) U.S. Government Securities Business Days prior to the requested date of any Revolving Advance.

(iv)  Each telephonic notice by Borrower pursuant to this Section 2.1(a) must be confirmed promptly by delivery to the Bank of a written Revolving Advance Request Form, appropriately completed and executed by a Responsible Officer of Borrower.

(v)  Each Revolving Advance shall be in a principal amount of not less than $100,000.

(vi)  Each request for an Revolving Advance pursuant to this Section 2.1(a) (whether telephonic or written) shall specify (A) whether Borrower is requesting an Revolving Advance, (B) the requested date of the Revolving Advance, as the case may be (which shall be a U.S. Government Securities Business Day), and (C) the principal amount of the Revolving Advance to be borrowed.

(vii)  Reserved.

(viii)  Bank is authorized to make Revolving Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s Permitted Discretion such Revolving Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Revolving Advances made under this Section 2.1(a) to the Borrower Account or, with respect to any Revolving Advances made by Bank to meet Obligations then due and payable, against such Obligations.

(ix)  The determination of Term SOFR Rate by the Bank shall be conclusive in the absence of manifest error.

(b)  Term Loan.

(i)  Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Bank agrees to make a term loan to Borrower (the “Term Loan”), upon Borrower’s request, in an aggregate amount not to exceed the Term Loan Amount. Once repaid, the Term Loan may not be reborrowed. The proceeds of the Term Loan shall be used to refinance existing indebtedness and to support general corporate purposes.

(ii)  Borrower shall have the option to prepay in whole or in part, the Term Loan, provided Borrower deliver written notice to Bank of its election to prepay the Term Loan at least five (5) days prior to such prepayment.

(iii)  Borrower will notify Bank no later than 3:00 p.m. Pacific time, at least three (3) Business Days prior to the date the Term Loan is to be made. Such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty four (24) hours, (ii) by electronic mail, or (iii) by delivering to Bank the Term Loan Request in substantially the form of Exhibit B-2 hereto. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of the Term Loan made under this Section 2.1(b) to the Borrower Account.

(iv)  Borrower shall repay to the Bank the aggregate principal amount of the Term Loan on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.1(b)(v).

Date	Amount
April 5, 2026	$62,500
July 5, 2026	$62,500
October 5, 2026	$62,500
January 5, 2027	$62,500
April 5, 2027	$62,500
July 5, 2027	$62,500
October 5, 2027	$62,500
January 5, 2028	$62,500
April 5, 2028	$125,000
July 5, 2028	$125,000
October 5, 2028	$125,000
January 5, 2029	$125,000
April 5, 2029	$187,500
July 5, 2029	$187,500
October 5, 2029	$187,500
January 5, 2030	$187,500
April 5, 2030	$187,500
July 5, 2030	$187,500
October 5, 2030	$187,500
Maturity Date	All unpaid principal

provided, however, that the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date.

(v)  Any voluntary prepayment of the Term Loans shall be applied ratably to the remaining principal amortization payments thereof (including the installment due on the Maturity Date).

(c)  Cash Management Services. Subject to the terms and conditions of this Agreement and availability under the Revolving Line, Borrower may request that Bank provide it with cash management services including, but not limited to, merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts, Swap Transactions, and check cashing services identified in various cash management services agreements related to such services (collectively, the “Cash Management Services”), by delivering to Bank such applications on Bank’s standard forms as requested by Bank. In addition, Bank may, in its sole discretion, charge to the Revolving Line as a Revolving Advance any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(d)  Letters of Credit. From time to time, subject to the terms of this Agreement, at any time prior to the Maturity Date, Bank shall issue letters of credit on behalf of Borrower (each individually, a “Letter of Credit” and collectively “Letters of Credit”); provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the Letter of Credit Sublimit outstanding, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances; provided further, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its Permitted Discretion. Subject to Bank’s approval, each Letter of Credit shall be issued for a term designated by Borrower. To the extent that any Letter of Credit shall remain outstanding after any termination of this Agreement or any Event of Default thereunder, Borrower agrees to promptly pledge sufficient cash security in an amount equal to 105% of the aggregate amount of such Letter of Credit to Bank’s satisfaction. Each Letter of Credit shall be subject to the terms and conditions of a letter of credit agreement, application and related documents as may be reasonably required by Bank in connection with the issuance of such Letter of Credit. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under this Agreement and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement and the Loan Documents applicable to such advances; provided however, that if for any reason this Agreement or advances thereunder are not available, Bank, at Bank’s sole discretion, may debit the Borrower Account or any other deposit account of Borrower with Bank for the amount of any such draft. Upon the issuance or amendment of each Letter of Credit and upon the payment by Bank of each draft under any Letter of Credit, Borrower shall promptly pay to Bank fees determined in accordance with Bank’s standard fees and charges (including but not limited to correspondent and interest charges related to the Letter of credit) at the time any Letter of Credit is issued or amended or any draft is paid. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, and such Letters of Credit and related documents, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any reasonable and documented loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for losses, costs, expenses or liability caused by Bank’s gross negligence or willful misconduct.

2.2  Overadvances. If at any time an Overadvance exists, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3  Interest Rates, Payments, and Calculations.

(a)  Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the sum of (x) the greater of the Term SOFR Rate and the Floor, plus (y) the Applicable Margin; provided, however, if a Financial Contract is in effect, the Floor will not be applicable to the calculation of the interest rate hereunder.

(b)  Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $25.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)  Payments. Interest hereunder shall be due and payable on the 10th calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, all Periodic Payments and all other fees, expenses and other amounts owing by Borrower to Bank hereunder against any of Borrower’s deposit accounts or against the Revolving Line as a Revolving Advance (in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder). Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)  Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4  Crediting Payments.

(a)  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)  Each Loan Party hereby authorizes Bank to automatically deduct from any deposit account(s) of such Loan Party with Bank including, without limitation, deposit account number ending in xxxxxx8421 (the “Borrower Account”), the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in any schedule of fees and charges applicable to Borrower’s account(s) with Bank.

2.5  Fees. Borrower shall pay to Bank the following fees, each of which shall be non-refundable and shall be fully earned when due in accordance with the terms hereof:

(a)  Closing Fee. On the Closing Date, a closing fee equal to $100,000 minus $15,000 paid in July 2025;

(b)  Reserved.

(c)  Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity;

(d)  Cash Management Contract Fees. Borrower shall pay to Bank fees in connection with the Cash Management Services as determined in accordance with Bank’s standard fees and charges then in effect for such activity;

(e)  Unused Fee. Borrower shall pay to Bank an unused commitment fee, due and payable quarterly in arrears on the tenth (10th) day after the end of each calendar quarter, in an amount equal to 0.40% per annum (which shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) of the daily unused portion of the Revolving Line, as determined by Bank, at any time that the principal balance of the outstanding Revolving Advances (at the end of such day) is less than the Revolving Line; and

(f)  Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they are incurred by Bank.

2.6  Term; Termination or Reduction of Revolving Line.

(a)  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

(b)  Borrower shall have the right, upon not less than three (3) Business Days’ written notice to Bank (or such shorter notice as determined by Bank in its sole discretion), to terminate the Revolving Line or, from time to time, to reduce the amount of the Revolving Line; provided that no such termination or reduction of the Revolving Line shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Advances made on the effective date thereof, the total Revolving Advances would exceed the amount of the Revolving Line. Unless otherwise agreed by Bank, any such reduction shall be in an amount equal to $100,000, or a whole multiple thereof, and shall reduce permanently the amount of the Revolving Line then in effect.

2.7  Benchmark Replacement.

(a)  If Bank determines (which determination shall be conclusive absent manifest error) that either of the following has occurred: (i) Term SOFR ceases to exist or is no longer available; or (ii) a public announcement by the regulatory supervisor for the administrator of Term SOFR, or a determination made by Bank, that Term SOFR is no longer representative, then commencing on the next reset date, the interest rate hereunder shall be replaced with such alternate base rate and spread (collectively, “Benchmark Replacement”) as Bank determines in its reasonable discretion to be most comparable to the then-current interest rate. If the Benchmark Replacement as determined pursuant to this section would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

(b)  In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any Loan Party.

2.8  Collections.

(a)  Each Loan Party shall promptly, and in any event not less than daily (i.e., one (1) Business Day after receipt thereof), transfer and deliver to Bank all Collections that such Loan Party receives in good funds for deposit into the Collection Account. Loan Party shall instruct all Customers to make payments directly to the Collection Account, or instruct them to deliver such payments to Bank by wire transfer, ACH, or other means as Bank may direct for deposit to the Collection Account. Non-compliance with the covenant set forth in the immediately preceding sentence will be an immediate Event of Default.

(b)  Each Loan Party shall forward all amounts on deposit in the Existing Accounts in excess of $100,000 in the aggregate to the Collection Account. Each Loan Party shall cause the Existing Accounts to be closed on or before the date that is sixty (60) days after the Closing Date, as such date may be extended in the Bank’s sole but reasonable discretion. In the event that the Existing Accounts are not closed on or before the date that is sixty (60) days after the Closing Date, each Loan Party agrees that it shall, if requested by Bank, cooperate with Bank to cause any such Existing Account to be subject to a fully executed deposit account control agreement, in form and substance satisfactory to Bank. Until the Existing Accounts have been closed, Borrower shall deliver to Bank account statements for such Existing Accounts not later than the thirtieth (30th) days of each month, and upon the closure of such Existing Accounts, Borrower shall deliver to Bank evidence satisfactory to Bank in Bank’s Permitted Discretion that such Existing Accounts have been closed.

(c)  So long as no Event of Default has occurred and is continuing, all monies in the Collection Account may, at Borrower’s option, be (i) transferred by Bank to a deposit account of a Loan Party designated by such Loan Party or (ii) applied by Bank to the outstanding Advances; provided, that, upon the occurrence and during the continuance of any Event of Default, Bank may apply all Collections to the Obligations in such order and manner as Bank may determine. Bank has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to a Loan Party or applied to the Obligations shall be reversed as of the date transferred or applied, as applicable, and interest will accrue as if the Collections had not been so applied. Bank shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.9  Increased Costs.

(a)  If any Change in Law shall: (i) impose, modify or deem applicable any reserve requirements, including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank; (ii) subject Bank to any Taxes (excluding Excluded Taxes); or (iii) impose on any Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advances made by such Bank; and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Bank, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered after Borrower receives reasonable advance notice of such additional costs from the Bank.

(b)  If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the commitment of Bank to provide Advances under this Agreement, or the Advances made by Bank to a level below that which such Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered after Borrower receives reasonable advance notice of such additional amounts from the Bank.

(c)  A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.10  Taxes.

(a)  Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)  Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, timely reimburse it for the payment of, any Other Taxes.

(d)  Indemnification by Borrower. Borrower shall indemnify Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Bank or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e)  Status of Lenders.

(i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.10(e)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)  any Lender that is a U.S. Person shall deliver to Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), whichever of the following is applicable:

1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)  executed copies of IRS Form W-8ECI;

3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Bank (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Bank), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Bank to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Bank at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Bank such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Bank as may be necessary for Borrower and Bank to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Bank in writing of its legal inability to do so.

(f)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)  Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Lender or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.  Conditions of Credit Extensions.

3.1  Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)  this Agreement and all other Loan Documents to be executed and delivered on the Closing Date;

(b)  a certificate of a responsible officer of each Loan Party, which will (i) attach recent certified copies of Organizational Documents, (ii) attach a certificate of incumbency listing the officers authorized to sign on behalf of such Loan Party, (iii) attach resolutions authorizing the execution and delivery of this Agreement, (iv) attach a copy of each Loan Party’s bylaws, limited liability company agreement or similar governing documents and (v) attach a recent certificate of good standing (or such similar certification) of the state of each Loan Party’s jurisdiction of incorporation or organization;

(c)  each document (including any UCC financing statements) required by this Agreement or under any applicable law or reasonably requested by the Bank and an intellectual property security agreement as to all intellectual property rights of a Loan Party registered with the United States Patent and Trademark Office or the United States Copyright Office to be filed, registered or recorded in order to create in favor of the Bank, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation;

(d)  ACORD insurance certificates evidencing insurance coverages and amounts satisfactory to the Bank and appropriate endorsements in favor of the Bank with respect thereto;

(e)  payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(f)  current financial statements of the Loan Parties;

(g)  an executed Guaranty by each Guarantor;

(h)  favorable opinion of Graubard Miller LLP, counsel to the Loan Parties, addressed to the Bank, dated as of the Closing Date;

(i)  lien searches and other evidence as requested by Bank that no Liens exist other than Permitted Liens;

(j)  at least ten (10) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(k)  at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to each Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(l)  a promissory note executed by Borrower in favor of the Bank;

(m)  a Perfection Certificate executed by the Loan Parties;

(n)  documents evidencing the payment, redemption, defeasement, discharge, or termination of all existing Indebtedness of the Loan Parties to BankUnited, N.A.;

(o)  evidence that the loans and other obligations under any agreements with respect to any Indebtedness not constituting Permitted Indebtedness hereunder have been repaid or will be repaid with the initial Advances made hereunder on the Closing Date and the commitments thereunder have been terminated, and the Bank shall have received a customary payoff letter in form and substance reasonably satisfactory to it relating to the termination (or assignment to the Bank) of all mortgages, financing statements, and liens associated therewith;

(p)  a solvency certificate from the chief executive officer of Borrower;

(q)  a closing certificate from a responsible officer of the Borrower certifying that the conditions precedent in 3.2(b) and (c) are satisfied; and

(r)  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2  Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)  timely receipt by Bank of the Revolving Advance Request Form or Term Loan Request Form, as applicable as provided in Section 2.1;

(b)  the representations and warranties contained in Article 5 shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Revolving Advance Request Form, and on the effective date of each Credit Extension as though made at and as of each such date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(c)  no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension; and

(d)  no event or circumstance shall have occurred that, in Bank’s Permitted Discretion, could reasonably be expected to result in a Material Adverse Effect.

Each received Revolving Advance Request Form by Borrower hereunder and each Advance shall be deemed to constitute a representation and warranty by Borrower on and as of the date of the applicable Advance as to the matters specified in clauses (b) and (c) above in this Section 3.2.

3.3  Covenant to Deliver.

(a)  Except as otherwise provided in Section 3.3(b), Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)  Unless otherwise provided in writing, within the time set forth for each item below, Bank shall have received, in form and substance reasonably satisfactory to Bank:

(i)  not later than thirty (30) days after the Closing Date (or such longer period as the Bank may agree in its discretion), appropriate endorsements to insurance policies in favor of the Bank; and

(ii)  not later than thirty (30) days after the Closing Date (or such longer period as the Bank may agree in its discretion), an executed Collateral Access Agreement for 91 Heartland Blvd., Edgewood, New York 11717.

4.  Creation of Security Interest.

4.1  Grant of Security Interest. Each Loan Party assigns, grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, subject only to Permitted Liens, and will constitute a valid, first priority security interest in Collateral acquired after the Closing Date, subject only to Permitted Liens. Each Loan Party irrevocably and unconditionally authorizes Bank (or Bank’s agent) to complete and file, and such Loan Party ratifies such filing, at any time and from time to time, without notice to any Loan Party, such financing statements with respect to the Collateral naming Bank as the secured party and such Loan Party as debtor, as Bank may reasonably require, together with all amendments and continuations with respect thereto, and describing the collateral covered thereby in such manner as Bank may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Borrower also hereby ratifies its authorization for Bank to have filed in any filing office any financing statements filed prior to the Closing Date. Each Loan Party acknowledges and agrees that any and all Collateral granted to secure the Loan Parties’ obligations under the Loan Documents shall also secure any and all Swap Indebtedness.

4.2  Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Loan Party from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Loan Party authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3  Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower and its Subsidiaries’ books and records and to make copies thereof and to check, test, perform evaluations and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Such inspections and examinations shall be at Borrower’s reasonable expense at Bank’s standard rate. Each Loan Party hereby irrevocably authorizes all accountants and other financial professional third parties to disclose and deliver to Bank, at Borrower’s reasonable expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, Bank may, at Borrower’s expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Bank, in its Permitted Discretion, deems appropriate.

4.4  Reserved.

4.5  Reserved.

4.6  Verification. Bank or its designee may, from time to time, whether or not an Event of Default has occurred: (a) verify directly with the Customers of the Loan Parties (or by any reasonable manner and through any reasonable medium Bank considers advisable in the exercise of its Permitted Discretion) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Parties, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party or Bank or such other name as Bank may choose, (b) notify Customers of the Loan Parties that Bank has a security interest in the Accounts of the Loan Parties, (c) require any Loan Party to cause all invoices and statements which it sends to Customers or other third parties to be marked, in a manner satisfactory to Bank, to reflect Bank’s security interest therein and payment instructions acceptable to Bank (d) direct such Customers to make payment thereof directly to Bank; and (e) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party hereby authorizes Customers to make payments directly to Bank and to rely on notice from Bank without further inquiry. Bank may on behalf of each Loan Party endorse all items of payment received by Bank that are payable to such Loan Party for the purposes described above.

4.7  Further Assurances.

(a)  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, within ten (10) days of such event (or such later date as permitted by Bank in its sole discretion) (i) cause such new Subsidiary to become a Loan Party and to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (ii) provide, or cause the applicable Loan Party to provide, to Bank a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Bank (which pledge, if reasonably requested by Bank, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Bank all other documentation, including one or more opinions of counsel reasonably satisfactory to Bank, which, in its reasonable opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 4.7 shall constitute a Loan Document.

(b)  Each Loan Party will, promptly after incurring or otherwise obtaining a commercial tort claim with a claimed value in excess of $25,000, notify Bank in writing upon incurring such claim against a third party. Such notice shall include enough information as to allow Bank to amend its UCC financing statement filing as to perfect its Lien against such commercial tort claim if Bank so desires in Bank’s Permitted Discretion.

(c)  Each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Bank shall deem reasonably necessary in order to (i) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (ii) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Bank in all Collateral (wherever located) from time to time owned by the Loan Parties, (iii) cause each Loan Party to guarantee all of the Obligations, all pursuant to documentation that is in form and substance satisfactory to Bank in its Permitted Discretion and (iv) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own reasonable cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) to Bank all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Bank, as Bank may reasonably request from time to time to perfect, protect, and maintain Bank’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

(d)  Loan Parties will take such steps as may be required or as the Bank may from time to time reasonably request to ensure such perfection, enforceability, validity of the Lien or right to obtain direct payment, including compliance with the Federal Assignment of Claims Act of 1940.

5.  Representations and Warranties.

Each Loan Party represents and warrants as follows:

5.1  Due Organization and Qualification. Each Loan Party is a corporation, limited liability company, partnership, trust or other legal entity and is duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

5.2  Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents by each Loan Party party thereto are within such Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s Organizational Documents, nor will they constitute an event of default under any material agreement to which such Loan Party is a party or by which such Loan Party is bound. Each Loan Party is not in default under any material agreement to which it is a party or by which it is bound.

5.3  No Prior Encumbrances. Each Loan Party has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4  Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, ordinary wear and tear, condemnation and casualty excepted and except for Inventory for which adequate reserves have been made on Borrower’s Books.

5.5  Intellectual Property Collateral. Each Loan Party which owns Intellectual Property Collateral is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by such Loan Party to its customers in the ordinary course of business. Each material Patent is valid and enforceable, and no part of the Intellectual Property Collateral that is material has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral that is material violates the rights of any third party. Except as set forth in the Schedule of Exceptions, such Loan Party’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule of Exceptions, such Loan Party is not a party to, or bound by, any agreement that restricts the grant by such Loan Party of a security interest in such Loan Party’s rights under such agreement.

5.6  Name; Location of Chief Executive Office. Except as disclosed in the Schedule of Exceptions, each Loan Party has not done business under any name other than that specified on the signature page hereof. The chief executive office of each Loan Party is located at the address indicated in Article 10 hereof or as set forth on the Schedule of Exceptions. Each Loan Party’s Inventory and Equipment is located only at the location set forth in Article 10 hereof or as set forth on the Schedule of Exceptions.

5.7  Litigation. Except as set forth in the Schedule of Exceptions, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could result in either (a) a Material Adverse Effect, (b) liability to the Borrower or any Subsidiary of more than $250,000 that is not fully covered by insurance, or (c) a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.8  No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9  Solvency, Payment of Debts. On a consolidated basis Borrower and its Subsidiaries are solvent and able to pay its debts (including trade debts) as they mature.

5.10  Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from any Loan Party’s failure to comply with ERISA, in each case that could result in any Loan Party incurring any material liability. Each Loan Party is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Each Loan Party is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin Stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party is in compliance with all applicable provisions of the Federal Fair Labor Standards Act with respect to any employees of Borrower and its Subsidiaries, noncompliance with which would have a Material Adverse Effect. Each Loan Party has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.11  Environmental Condition. Except as disclosed in the Schedule of Exceptions, or except as would not have a Material Adverse Effect, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to each Loan Party’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to each Loan Party’s knowledge, none of such Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection Applicable Law as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection Applicable Law; no lien arising under any environmental protection Applicable Law has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a written summons, citation, notice, or directive from the EPA or any other federal, state or other governmental agency concerning any action by Borrower or any Subsidiary resulting in the releasing, or otherwise material disposing of hazardous waste or hazardous substances into the environment.

5.12  Taxes. Borrower and each Subsidiary have filed or caused to be filed all Tax returns required to be filed by it, and have paid, or have made adequate provision for the payment of, all Taxes reflected therein, other than (a) any such payment that Borrower or such Subsidiary is contesting in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (b) to the extent that the amount of such Taxes is less than $25,000 in the aggregate.

5.13  Subsidiaries. Each Loan Party does not own any Stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.14  Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.15  Accounts. Except for the Existing Accounts, none of Borrower’s nor any Subsidiary’s deposit accounts are maintained with a Person other than Bank.

5.16  Full Disclosure. No written representation, warranty or other statement (other than projected financial information and other forward-looking statements, pro forma financial information, budgets, estimates and information of a general economic or industry nature) made by any Loan Party in any certificate or written statement furnished to Bank, as of the date such representation, warranty or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.17  Patriot Act. Each Loan Party and its Subsidiaries are in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.18  OFAC. Neither any Loan Party nor any Subsidiary thereof is in violation of any Sanctions. Neither any Loan Party nor any Subsidiary thereof, nor to the knowledge of such Loan Party or any of its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in a Sanctioned Entity, (c) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (d) is owned by a Sanctioned Entity or a Sanctioned Person, except with respect to (a) through (d), as authorized under Applicable Law with regards to Sanctions.

5.19  No Brokers. No Loan Party or any Subsidiary thereof has dealt with any broker, investment banker, agent or other Person (except for the Bank) who may be entitled to any commission or compensation in connection with the Loan Documents, the Advances or a transaction under or pursuant to this Agreement or the other Loan Documents.

6.  Affirmative Covenants.

Each Loan Party (as applicable) shall do all of the following:

6.1  Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2  Government Compliance. Except as could not result in a material liability to any Loan Party, Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3  Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank:

(a)  as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (or fifty (50) days after the end of each fiscal quarter if a Form 12b-25 is submitted to the SEC), a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer, along with a Compliance Certificate, provided that any information or document that is required to be furnished by this clause (a) that is filed with the SEC via the EDGAR Filing System, including for the avoidance of doubt, as part of a 10-Q filing shall be deemed to have been delivered;

(b)  as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year (or one hundred and five (105) days after the end of each fiscal year if a Form 12b-25 is submitted to the SEC), audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank and a Compliance Certificate, provided that any information or document that is required to be furnished by this clause (b) that is filed with the SEC via the EDGAR Filing System, including for the avoidance of doubt, as part of a 10-K filing shall be deemed to have been delivered;

(c)  starting with the first full financial month following the Closing Date, as soon as available, but in any event within forty-five (45) days after the end of each financial month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(d)  promptly after a Responsible Officer obtains actual knowledge thereof, notice of any legal action threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Two Hundred and Fifty Thousand Dollars ($250,000) or more;

(e)  as soon as available, but in any event within sixty (60) days after the end of Borrower’s fiscal year, an annual operating budget for such fiscal year approved by Borrower’s board of directors, and financial projections covering no more than a twelve-month period in writing and specifying the assumptions used in creating the projections;

(f)  promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower’s auditor. If no management letter is prepared, Borrower shall, upon Bank’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter; and

(g)  promptly upon Bank’s reasonable request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each Guarantor as Bank may reasonably request.

6.4  Inventory; Returns. Each Loan Party shall keep all Inventory in good and marketable condition, free from all material defects, ordinary wear and tear; condemnation and casualty excepted and except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Loan Party and its Customers shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000) in the aggregate over a twelve (12)-month period.

6.5  Joinder of Subsidiaries. In the event that any Person becomes a Subsidiary of Borrower or Guarantor, such Borrower or Guarantor shall, concurrently with such Person becoming a Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and execute and deliver to Bank a joinder to this Agreement creating a lien on all of such Subsidiary’s real and personal property, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Bank in connection therewith, including collateral questionnaires, opinion letters, resolutions and certified copies of such Subsidiary’s Organizational Documents.

6.6  Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state and local Taxes, assessments, or contributions required of it by law; provided that Borrower or a Subsidiary need not make any of the foregoing payments (x) if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (y) to the extent that the amount of such Taxes is less than $25,000 in the aggregate.

6.7  Insurance.

(a)  Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the Closing Date. Each Loan Party shall also maintain insurance relating to such Loan Party’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Loan Party’s.

(b)  All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s reasonable request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations; provided that if the Loan Parties shall deliver to Bank a certificate of a Responsible Officer to the effect that any Loan Party intends to apply the proceeds from a property insurance claim (or a portion thereof specified in such certificate), within 180 days after receipt of such proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of any Loan Party, and certifying that no Event of Default has occurred and is continuing, then no prepayment of the Obligations shall be required pursuant to this paragraph in respect of the proceeds specified in such certificate, provided, further that to the extent of any such proceeds that have not been so applied by the end of such 180 day period, a prepayment of the Obligations shall be required at such time in an amount equal to such proceeds that have not been so applied.

6.8  Accounts. Except with respect to the Existing Accounts (which shall be closed pursuant to the last sentence of Section 2.8(b)), each Loan Party shall (i) maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, and Letters of Credit. In the event that a Loan Party fails to maintain a deposit account with Bank, each Loan Party shall, upon Bank’s reasonable request, cause such deposit account to be subject to a deposit account control agreement in favor of Bank, in form and substance reasonably satisfactory to Bank.

6.9  Financial Covenants.

(a)  Maintain each Loan Party’s financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein);

(b)  Starting with the first full month after the Closing Date, Borrower shall maintain at all times a Consolidated Fixed Charge Coverage Ratio greater than or equal to 1.25 to 1.00, to be measured as of the last day of each calendar quarter; and

(c)  Starting with the first full month after the Closing Date, Borrower shall maintain at all times a Funded Leverage Ratio less than or equal to (i) from the first full month after the Closing Date until December 31, 2026, 3.75 to 1.00, and (ii) from January 1, 2027 onward, 3.50 to 1.00, in each case to be measured as of the last day of each calendar quarter.

6.10  Intellectual Property Rights.

(a)  Each Loan Party shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Each Loan Party shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by such Loan Party, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, each Loan Party shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)  Bank may audit each Loan Party’s Intellectual Property Collateral to confirm compliance with this Section 6.10(b), provided that such audit may not occur more often than once per year and Bank provides reasonable advance notice of such audit to the applicable Loan Party, unless an Event of Default has occurred and is continuing. During the continuance of an Event of Default, Bank shall have the right, but not the obligation, to take, at Borrower’s sole but reasonable expense, any actions that a Loan Party is required under this Section to take but which a Loan Party fails to take, after 15 days’ written notice to a Loan Party. Borrower shall reimburse and indemnify Bank for all reasonable and documented out-of-pocket costs and expenses actually incurred in the exercise of its rights under this Section.

6.11  Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12  Patriot Act; OFAC. Borrower, each other Loan Party and each Subsidiary of any Loan Party will (a) comply with the Patriot Act, (b) use no part of the proceeds of any Advance, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, (c) comply with all Sanctions and (d) will develop and/or maintain, as applicable, policies and procedures reasonably designed to ensure compliance with all Sanctions, Patriot Act and the United States Foreign Corrupt Practices Act of 1977.

7.  Negative Covenants.

No Loan Party will do any of the following without Bank’s prior written consent (which may be given or withheld in Bank’s sole discretion):

7.1  Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property except for (i) Transfers of worn-out, surplus or obsolete property that in the reasonable judgment of Borrower is no longer used or useful in its business (or in the business of any of its Subsidiaries) or is otherwise commercially impracticable to maintain, (ii) Transfers of Inventory in the ordinary course of business, (iii) Transfers of equipment to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Transfer are reasonably promptly applied to the purchase price of such replacement property, (iv) Transfers of intellectual property rights that are no longer used or useful in the business of the Loan Parties, and leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties; or (v) Transfers of Accounts to any of Citibank, N.A., Orbian Financial Services VII LLC, and/or Banco Santander, S.A. as set forth in the Schedule of Exceptions; provided that (x) the aggregate face value of unpaid Accounts so Transferred in any point in time shall not exceed $1,500,000, and (y) the Loan Parties may only Transfer Accounts of a Customer that is specifically subject to a Permitted Lien under a supplier agreement, as set forth on the Schedule of Exceptions.

7.2  Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by a Loan Party and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by a Loan Party as of the Closing Date; or suffer or permit a Change of Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent (not to be unreasonably withheld, conditioned or delayed), change the date on which its fiscal year ends, or amend any of its Organizational Documents if such amendment, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Bank. Notwithstanding the foregoing, Borrower may adopt, approve, implement, amend, restate, renew or extend any Rights Plan, including by filing any certificate of amendment establishing a series of preferred stock in connection therewith, and no such action shall be deemed materially adverse to the interests of Bank, and so long as any amounts paid with respect to such Rights Plan do not exceed $50,000 in any calendar year (without giving effect to any out-of-pocket attorneys fees payable in connection with the implementation of such Rights Plan).

7.3  Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, except that (i) Subsidiaries that are Loan Parties may merge into other Subsidiaries that are Loan Parties, (ii) Subsidiaries that are not Loan Parties may merge into Subsidiaries that are Loan Parties provided that the Loan Party is the continuing or surviving Person, and (iii) Subsidiaries that are not Loan Parties may merge or consolidate with or into other Subsidiaries that are not Loan Parties.

7.4  Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5  Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so, in each case except for Permitted Liens.

7.6  Distributions and Restricted Payments. Pay any Restricted Payment, dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock, or permit any of its Subsidiaries to do so, except that (a) Subsidiaries may make Restricted Payments to the Borrower; (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person, (c) Borrower may make payments on the Subordinated Debt in accordance with the applicable subordination agreement, and (d) the adoption, implementation, maintenance, renewal, or replacement of any Rights Plan, the declaration and issuance of rights under such Rights Plan; the redemption, repurchase, cancellation, or termination of such rights (including for no or nominal cash consideration, common Equity Interests, or other consideration permitted thereby); and the issuance of Equity Interests (including preferred or common stock) upon exercise, exchange or settlement of rights under any such Rights Plan, so long as any amounts paid with respect to such Rights Plan do not exceed $50,000 in any calendar year (without giving effect to any out-of-pocket attorneys fees payable in connection with the implementation of such Rights Plan)..

7.7  Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8  Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9  Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, in each case in contravention of any applicable subordination agreement, in each case without Bank’s prior written consent.

7.10  Inventory and Equipment. Store any Inventory or Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.

7.11  Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin Stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any applicable law or regulation, in each case where such failure, occurrence or violation would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12  Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

8.  Events of Default.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1  Payment Default. If any Loan Party fails to pay, when due (after any applicable notice or grace period), (i) any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any commitment fee, utilization fee or other fee due hereunder or any other amount payable hereunder or under any other Loan Document any of the Obligations;

8.2  Covenant Default.

(a)  If any Loan Party fails to perform any obligation under Sections 3.3, 6.1 (with respect to the corporate existence of the Loan Parties), 6.7, 6.8, 6.9, or 6.12, or violates any of the covenants contained in Article 7 of this Agreement;

(b)  If any Loan Party fails or neglects to perform or observe any obligation under Section 6.3 and fails to cure such default within three (3) Business Days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; or

(c)  If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by a Loan Party be cured within such ten day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; provided, however, Bank shall not be required to make any Credit Extensions during such period;

8.3  Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4  Attachment. If any material portion of any Loan Party assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Loan Party assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided, however, Bank shall not be required to make any Credit Extensions during such period);

8.5  Insolvency. If a Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by a Loan Party, or if an Insolvency Proceeding is commenced against a Loan Party and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6  Other Agreements. If there is a default or other failure to perform under any agreement to which a Loan Party is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or which could have a Material Adverse Effect;

8.7  Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (to the extent not covered by insurance) shall be rendered against a Loan Party and shall remain unsatisfied and unstayed for a period of ten (10) days; provided, however, Bank shall not be required to make any Credit Extensions prior to the satisfaction or stay of such judgment;

8.8  Misrepresentations. If any warranty, representation, statement, report or certificate made or delivered to Bank by or on behalf of a Loan Party or any Guaranty is untrue or misleading in any material respect;

8.9  Change of Control. If a Change of Control occurs without Bank’s prior written consent;

8.10  Guaranty. If any Guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document beyond any applicable notice or cure period or any Guarantor revokes or purports to revoke a guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents; or

8.11  Material Leases. If there is a default or other failure to perform under a lease of real property with a value of over One Million Dollars ($1,000,000) (a “Material Lease”) to which a Loan Party is a party or by which it is bound which could reasonably result in (x) a right by a third party or parties, whether or not exercised, to terminate the Material Lease or (y) a Material Adverse Effect.

9.  Bank’s Rights and Remedies.

9.1  Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:

(a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)  Settle or adjust disputes and claims directly with Customers for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Loan Party’s owned premises, each Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)  Set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Loan Party held by Bank;

(f)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive license solely pursuant to the provisions of this Section 9.1, to use solely during the continuation of an Event of Default, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any other intellectual property included in the Collateral in connection with Bank’s exercise of its rights under this Section 9.1. For the avoidance of doubt, at the time the Obligations have been fully repaid and performed, the license granted to Bank pursuant to this Section 9.1(f) shall automatically and immediately terminate;

(g)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)  Bank may credit bid and purchase at any public sale; and

(i)  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Each Loan Party acknowledges and agrees that an Event of Default under this Agreement shall also constitute an Event of Default under all Swap Transaction Documents. In addition to Bank’s rights set forth herein, upon the occurrence of an Event of Default under this Agreement, Bank has the right to demand payment of any Swap Indebtedness. Conversely, each Loan Party acknowledges and agrees that an Event of Default under the Swap Indebtedness shall also constitute an Event of Default under this Agreement and any other Loan Documents. Upon the occurrence of an Event of Default under the Swap Indebtedness, Bank has the right to exercise all of its rights and remedies under the Loan Documents, including acceleration of the Obligations.

9.2  Power of Attorney. Each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Loan Party’s true and lawful attorney to: (a) (i) send requests for verification of Accounts to Customers, (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that are deposited in the Collection Account; (iii) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against Customers, schedules and assignments of Accounts, verifications of Accounts, and notices to Customers; and (iv) debit any of such Loan Party’s deposit accounts maintained with Bank for any and all Obligations due under this Agreement when and solely to the extent contemplated by Section 2.3(c) and Section 2.8; and (b) upon the occurrence and during the continuance of an Event of Default, (i) dispose of any Collateral; (ii) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; (iii) settle and adjust disputes and claims respecting the accounts directly with Customers, for amounts and upon terms which Bank determines to be reasonable; (iv) notify Customers of Bank’s security interest in the Accounts and demand, collect, receive, sue and give releases to Customers for the monies due or which may become due upon or with respect to Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Bank’s name or such Loan Party’s name, as Bank may choose; (v) prepare, file and sign such Loan Party’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (vi) require any Loan Party to cause all invoices and statements which it sends to Customers or other third parties to be marked, in a manner satisfactory to Bank, to reflect Bank’s security interest therein and payment instructions acceptable to Bank, (vii) direct such Customers to make payment thereof directly to Bank, (viii) receive and open all mail addressed to such Loan Party for the purpose of collecting the Accounts and (ix) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party hereby authorizes Customers to make payments directly to Bank and to rely on notice from Bank without further inquiry. Bank may on behalf of each Loan Party endorse all items of payment received by Bank that are payable to such Loan Party for the purposes described above. The appointment of Bank as such Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed (other than contingent obligations to the extent no claim giving rise thereto has been asserted) and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3  Accounts Collection. At any time, Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account (including by requesting proof of delivery or access to Customers’ online a/p systems, matching purchase orders or contracts to invoices, analyzing Customer payment history, and direct telephonic or written communication with Customers). Any Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and, except as otherwise provided hereunder, immediately deliver such payments to Bank in their original form as received from the Customer, with proper endorsements for deposit.

9.4  Bank Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5  Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever and all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6  Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7  Demand; Protest. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which each Loan Party may in any way be liable.

10.  Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to any Loan Party:

CPI Aerostructures, Inc. 91 Heartland Blvd. Edgewood, New York 11717 Attn: Dorith Hakim E-mail: DHakim@Cpiaero.com

With a copy to (which will not constitute notice):

Graubard Miller The Chrysler Building 405 Lexington Avenue – 44th Floor New York, New York 10174-1101 Attn: Paul Lucido, Partner E-mail: plucido@graubard.com

If to Bank:	Western Alliance Bank
One East Washington Street Suite 1400 Phoenix, AZ 85004 Attn: Legal Department Email – LegalDepartment@westernalliancebank.com

With a copy to (which will not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Peter Beardsley

E-mail: pbeardsley@loeb.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Each Loan Party and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of New York, State of New York. EACH LOAN PARTY AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.  Reserved.

13.  General Provisions.

13.1  Successors and Assigns.

(a)  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank, from time to time and without the consent of any Loan Party, may assign, sell, or transfer all or any portion of its right, title, and interest, including servicing rights, in the Obligations or the Loan Documents, in each case whether as part of a securitization or by participation, assignment, sale or other transfer (each, a “Lender Transfer,” with the interests that are the subject of the Lender Transfer being referred to as the “Transferred Interests”). From and after the date of a Lender Transfer, Bank shall automatically be released from liability for the performance of any obligation arising out of or relating to the Transferred Interests. Each Loan Party shall execute such modifications to the Loan Documents or other documents as shall, in Bank’s judgment, be necessary or desirable in connection with any Lender Transfer.

(b)  Bank, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Phoenix, Arizona, a copy of each assignment and assumption agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which directly and adversely affects such Participant and for which the consent of such Lender is required. Borrower agrees that each Participant (A) shall be entitled to the benefits of Sections 2.9 and 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10(e) (it being understood that the documentation required under Section 2.10(e) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment; and (B) shall not be entitled to receive any greater payment, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person (other than Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Bank shall have no responsibility for maintaining a Participant Register.

13.2  Indemnification. Each Loan Party shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and the Loan Parties whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3  Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4  Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5  Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. Notwithstanding the immediately foregoing sentence, Bank or its attorneys may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties and all such corrected documents shall be promptly delivered to Borrower.

13.6  Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7  Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding (other than contingent obligations to the extent no claim giving rise thereto has been asserted) or Bank has any obligation to make Credit Extensions to Borrower. The obligations of each Loan Party to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8  Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with the Loan Parties, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 13.8, (ii) to prospective transferees or purchasers of any interest in the Advances, provided that any prospective transferee or purchaser shall have agreed to receive such information hereunder subject to the terms of this Section 13.8, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank via public or other non-confidential means when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9  Patriot Act Notice.  Bank notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act”), and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), Bank is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, a beneficial ownership certification, and other information that will allow Bank to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by Bank, provide all documentation and other information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

13.10  No Advisory or Fiduciary Responsibilities. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and the Bank and its respective branches and Affiliates is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Bank and its respective branches and Affiliates has advised or is advising any Loan Party or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Bank and its respective branches and Affiliates are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and the Bank and its respective branches and Affiliates, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Bank and its respective branches and Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for a Loan Party or any of its Affiliates, or any other Person; (ii) none of the Bank and its respective branches and Affiliates has any obligation to a Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Bank and its respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of a Loan Party and its Affiliates, and none of the Bank and its respective branches and Affiliates has any obligation to disclose any of such interests to a Loan Party or its Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Bank and its respective branches and Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.11  Transaction Characterization; Relationship of the Parties; No Fiduciary Duty; No Third-Party Beneficiaries. The Loan Documents are a contract to extend a financial accommodation for Borrower’s benefit. The relationship between Bank, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. Bank has no fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship among Bank, and any Loan Party by virtue of, any Loan Document or any transaction contemplated therein. No Loan Document provision is intended, nor shall be deemed or construed, to make Bank in any way responsible for the debts, obligations or losses of any Loan Party. No Person, other than Borrower and Bank will have any rights hereunder or be a third-party beneficiary hereof.

13.13  Disclaimer. Bank shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Borrower is not and shall not be an agent of Bank for any purpose. Bank is not a joint venture partner with Borrower or with the constituent partners in Borrower in any manner whatsoever. Prior to default by Borrower under this Agreement and the exercise of remedies granted herein (and then only to the extent that obligations are expressly assumed in writing), Bank shall not be deemed to be in privity of contract with any contractor or provider of services to Borrower, nor shall any payment of funds directly to a contractor, subcontractor, or provider of services be deemed to create any third party beneficiary status or recognition of same by Bank. Approvals granted by Bank for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

14.  RESERVED.

15.  Subordination. Each Loan Party hereby subordinates any Indebtedness of any Loan Party or any Subsidiary to such Loan Party to the full and indefeasible payment in full in cash of the Obligations (and any Lien now or hereafter securing such Indebtedness is hereby subordinated in priority to the Liens of the Bank now or hereafter securing any of the Obligations) and any such Indebtedness collected or received by such Loan Party after an Event of Default has occurred and is continuing shall be held in trust for the Bank for its benefit to be credited and applied against the Obligations, but without affecting, impairing or limiting in any manner the liability of such Loan Party under any other provision hereof. No Loan Party shall exercise any remedy with respect to such Indebtedness prior to the Maturity Date.

16.  Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Loan Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Bank.

17.  NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS AGREEMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

CPI AEROSTRUCTURES, INC.

By:	/s/ Dorith Hakim
Name: Dorith Hakim
Title: CEO & President

GUARANTORS:

WELDING METALLURGY, INC.

By:	/s/ Dorith Hakim
Name: Dorith Hakim
Title: CEO & President

COMPAC DEVELOPMENT CORPORATION

By:	/s/ Dorith Hakim
Name: Dorith Hakim
Title: CEO & President

Signature Page – Loan & Security Agreement

WESTERN ALLIANCE BANK, an Arizona
Corporation, as Bank

By:	/s/ Katie McDowell
Name: Katie McDowell
Title: Sr. VP Aerospace & Defense Banking